Exhibit 99.1
NuStar Announces Long-Term Agreements for
Light Crude Oil Storage at its St. Eustatius & Pt. Tupper Terminals

Recently Completed Agreements Should Help Ensure NuStar Achieves No. 1 Goal
of Returning to One-to-one Distribution Coverage Ratio in 2014

SAN ANTONIO, March 3, 2014 - NuStar Energy L.P. (NYSE: NS) today announced that it has signed long-term agreements for light crude oil storage at its St. Eustatius terminal in the Caribbean and its Pt. Tupper terminal in Nova Scotia.

In St. Eustatius, NuStar signed an agreement with a national oil company to lease 5 million barrels of light crude oil storage.  The agreement took effect March 1, 2014 and the first shipment is expected to arrive this week.  In Pt. Tupper, the company re-signed a major U.S. oil company that will be leasing 3 million barrels of light crude oil storage.  This new agreement will go into effect on August 1, a day after the previous contract expires.

“This is exciting news as we have forged long-term agreements with strong business partners at two of our key international terminals,” said Brad Barron, President and CEO of NuStar Energy.  “We are making great progress on our strategic plan as we have finalized several major business transactions and kept our growth projects on track to be completed on-time and on-budget.  We are very pleased with all of our recently completed transactions and projects, as they will help ensure that we achieve our No. 1 goal of returning to a one-to-one distribution coverage ratio this year.”

 About NuStar Energy

NuStar Energy L.P., a publicly traded master limited partnership based in San Antonio, is one of the largest independent liquids terminal and pipeline operators in the nation.  NuStar currently has 8,643 miles of pipeline and 87 terminal and storage facilities that store and distribute crude oil, refined products and specialty liquids.  The partnership’s combined system has approximately 94 million barrels of storage capacity, and NuStar has operations in the United States, Canada, Mexico, the Netherlands, including St. Eustatius in the Caribbean, the United Kingdom and Turkey.  For more information, visit NuStar Energy L.P.'s Web site at www.nustarenergy.com.